Exhibit 99.1
April 28, 2008
Contacts:
Stephen C. Hathaway
Chief Financial Officer
608.824.2800
shathaway@tomotherapy.com
Patty Kitowski
Marketing Communications Manager 608.824.2800
pkitowski@tomotherapy.com

TomoTherapy Participates in New Venture to Develop a Compact Proton Therapy System
Madison, Wis. — April 28, 2008 — TomoTherapy Incorporated (NASDAQ: TOMO) today announced its participation in a new venture, Compact Particle Acceleration Corporation (CPAC), to develop a state-of-the-art, compact proton therapy system for the treatment of cancer. The system will feature a dielectric-wall accelerator (DWA).
CPAC conducted the initial closing of phase I of the investment, and anticipates completing phase I with one or more additional closings over the next several months. Investors in CPAC will include TomoTherapy, private investors and potential customers. A total investment of approximately $45 million is anticipated to be completed in three phases which are linked to key technological milestones.
The DWA technology, which resulted from defense-related research at Lawrence Livermore National Laboratory (LLNL), has the potential to bring fixed and rotational intensity-modulated proton therapy (IMPT) to treat cancer into the medical mainstream. It is distinct from current particle accelerator technology in that energies of 200 MeV are expected to be achieved within a relatively compact structure that fits in a standard therapy treatment room as compared to other technologies that require significantly more space and weight-bearing capacity (up to several hundred tons).
“The formation of CPAC will accelerate the development of the DWA,” said Fred Robertson, TomoTherapy’s CEO. “The new venture is also expected to reduce risk to the company, as it will focus DWA development for applications beyond medical applications and the investors funding this work will pool their resources with TomoTherapy to increase the speed and likelihood of success.”
According to Shawn Guse, Vice President, Secretary and General Counsel of TomoTherapy and CEO of CPAC, “We believe, as do the investors who have committed funding to this project, that compact proton therapy systems are the future of particle therapy. The collaboration of TomoTherapy, CPAC and LLNL
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strengthens our commitment to deliver on the promise of this technology, and increases our capacity to move proton therapy to market more quickly.”
TomoTherapy will contribute intellectual property to CPAC in exchange for its interest in the company. It will co-develop the compact proton therapy system with CPAC and has the option to acquire the medical applications of the DWA from CPAC in the future. CPAC will also continue to collaborate with LLNL to optimize the DWA for particle therapy and other applications. CPAC will also work with other commercial partners to develop the DWA for non-medical applications.
About Compact Particle Acceleration Corporation (CPAC)
CPAC is a newly formed company focused on the development of the dielectric-wall accelerator (DWA) and its application to particle therapy and other fields of use. DWA technology will form the basis of a compact, high-gradient particle accelerator that is anticipated to be used in medical, security and defense applications.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, markets and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.
Forward-Looking Statements
Statements in this release regarding future business, plans, events, expectations, products and other similar matters, including but not limited to statements using the terms “can” and “expect” constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements contained in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to risks inherent in the development and commercialization of new technology and products, and the other risks listed from time to time in TomoTherapy’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. These forward-looking statements represent TomoTherapy’s judgments as of the date of this press release. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.
©2008 TomoTherapy Incorporated. All rights reserved. TomoTherapy, the TomoTherapy logo and Hi ·Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated.
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